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                                                                    EXHIBIT 4.10

                                SECOND AMENDMENT
                                       OF
                      NORTHWESTERN STEEL AND WIRE COMPANY
                          401(k) SALARY DEFERRAL PLAN
           (As Amended and Restated Effective as of January 1, 1993)



         WHEREAS, Northwestern Steel and Wire Company, an Illinois corporation (the "company"), maintains the Northwestern Steel and Wire Company 401(k) Salary Deferral Plan (As Amended and Restated Effective as of January 1, 1993) (the "plan"); and

         WHEREAS, the plan has been amended, and further amendment of the plan, as amended, now is considered desirable;

         NOW, THEREFORE, by virtue of the power reserved to the company under subsection 12.1 of the plan, and in exercise of the authority delegated to the undersigned officers of the company by resolution of its Board of Directors, the plan, as amended, is hereby further amended, effective as of November 20, 1995, by adding the following Supplement D to the plan immediately after Supplement C thereof:

                                 "SUPPLEMENT D
                                       TO
                      NORTHWESTERN STEEL AND WIRE COMPANY
                          401(k) SALARY DEFERRAL PLAN
           (As Amended and Restated Effective as of January 1, 1993)


                         SPECIAL PROVISIONS RELATING TO
                        EMPLOYEES OF KENTUCKY CORPORATION

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                  D-1. Covered Employees. Effective as of November 20, 1995,
         Northwestern Steel and Wire Company - Kentucky, a Delaware corporation (the 'Kentucky corporation'), adopted the plan for the benefit of its eligible employees. The provisions of this Supplement D apply to eligible employees and participants in the plan who are employed by the Kentucky corporation. An eligible employee covered under this Supplement D shall be referred to as a 'Kentucky eligible employee' (collectively, 'Kentucky eligible employees'), and a participant covered under this Supplement D shall be referred to as a 'Kentucky participant' (collectively, 'Kentucky participants').

                  D-2. Use of Terms. Each term used in this Supplement D, unless otherwise defined herein, shall have the same meaning assigned to such term under the plan.

                  D-3. Eligibility to Participate. For purposes of subsection
         2.1 of the plan and except as otherwise provided therein, each employee of the Kentucky corporation (whether paid on a salaried or hourly basis) shall be a Kentucky eligible employee. Each Kentucky eligible employee (other than a Kentucky eligible employee who is classified as summer help or part-time) is eligible to participate in the plan commencing on such Kentucky eligible employee's date of hire.

                  D-4. Commencement of Participant Contributions. Kentucky participants may make salary deferral contributions and/or voluntary contributions to the plan commencing on a date specified by the company.

                  D-5. Earnings. A Kentucky participant's 'earnings' for purposes of determining contributions under the plan means the Kentucky participant's total cash compensation for services rendered to the Kentucky Corporation as an employee, including the amount of compensation that, but for the participant's salary deferral contributions or pre-tax contributions under an arrangement that satisfies Section 125 of the Code, would be payable to the participant by his employer, but excluding all bonuses, commissions, retirement incentives, profit sharing bonuses, and profit sharing bonus deferral contributions (if any).

                  D-6. Employer Nonelective Contributions. For each payroll period, the Kentucky corporation shall make an employer nonelective contribution (under subsection 4.2 of the plan) on behalf of each Kentucky participant in an amount equal to 2 percent of the Kentucky participant's earnings for such payroll period.

                  D-7. Employer Matching Contributions. For each payroll period, the Kentucky corporation shall make employer matching





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         contributions (under subsection 4.3 of the plan) on behalf of each
         Kentucky participant who elects to make salary deferral contributions under subsection 3.1 of the plan for that payroll period in an amount equal to 60 percent of the earnings that such Kentucky participant elects to contribute the plan as salary deferral contributions for that payroll period (disregarding amounts contributed in excess of 5 percent of a Kentucky participant's earnings).

                  D-8. Vesting. Each Kentucky participant shall at all times have a fully vested and nonforfeitable right to the balances in his salary deferral contribution, employee contribution, profit sharing bonus deferral, and rollover accounts (collectively, his 'employee accounts') under the plan. The following rules shall apply in determining the vested portion of a Kentucky participant's employer nonelective contribution account and employer matching contribution account (collectively, his 'employer accounts'):

                  (a) Age 65. A Kentucky participant shall at all times have a fully vested and nonforfeitable right to the balance in his employer accounts on and after the date he attains age 65. If a Kentucky participant terminates employment with the employers on or after attaining age 65, the balances in the Kentucky participant's employer accounts and employee accounts determined under subsection 8.2 of the plan shall be distributed to the Kentucky participant, or to his beneficiary in the event of his death, in accordance with subsection 8.2.

                  (b) Disability. If a Kentucky participant's employment with the employers is terminated as the result of disability (as defined below), the balance in the Kentucky participant's employer accounts determined under subsection 8.2 of the plan shall be nonforfeitable and shall be distributed (along with the balances in his employee accounts) to the Kentucky participant, or to his beneficiary in the event of his death, in accordance with subsection
                           8.2. For purposes of the plan, 'disability' means the inability to engage in any substantial gainful activity by reason of a medically determinable impairment expected to last at least 12 months or to end in death, as defined in Section 22(e)(3) of the Code and Title II and Title XVI of the Social Security Act.

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                  (c)      Death. If a Kentucky participant dies while in the
                           employ of an employer or a controlled group member, the balance in the Kentucky participant's employer accounts determined under subsection 8.2 of the plan shall be nonforfeitable and shall be distributed to the Kentucky participant's designated beneficiary (along with the balances in his employee accounts) in accordance with subsection 8.2.

                  (d) Termination of Employment Prior to Age 65, Disability, or Death. If a Kentucky participant terminates employment with the employers and the controlled group members prior to attaining age 65 or prior to terminating employment by reason of disability or death, the vested portion of the balance in the Kentucky participant's employer accounts (as determined in accordance with subsection 8.2) shall be determined in accordance with the following schedule:

                                   Years of                    Vested
                                   Service                   Percentage
                                   -------                   ----------


                                 Less than 1                       0%
                                      1                           20%
                                      2                           40%
                                      3                           60%
                                      4                           80%
                                  5 or more                      100%

                           The resulting vested amount in the Kentucky participant's employer accounts (along with the balances in his employee accounts) will be distributable to him (or to his beneficiary in the event of his death) in accordance with subsection
                           8.2. Any nonvested amounts in the Kentucky participant's employer accounts will be forfeited and will be applied in accordance with paragraph D-9 below.

                           For purposes of this Supplement D, 'years of service' means each 12-month period of service measured from the date the Kentucky participant first performs an hour of service with an employer or with a controlled group member until the date the Kentucky participant's employment with the





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                       employers and the controlled group members terminates for
                       any reason.

                  D-9. Forfeitures. Forfeitures arising under subparagraph D-8(d) above shall be applied to reduce employer nonelective and matching contributions otherwise required under the plan and this Supplement D in the plan year in which the Kentucky participant's settlement date occurs or as soon as practicable thereafter. If the Kentucky participant is reemployed by an employer or a controlled group member before he incurs five consecutive one-year breaks in service, paragraph D-11 shall apply.

                  D-10. Reemployment. The years of service accrued prior to termination of employment by a Kentucky participant (or by a Kentucky eligible employee who is not a Kentucky participant) shall be reinstated upon reemployment with an employer or a controlled group member. However, in no event shall years of service occurring after a Kentucky participant incurs five consecutive one-year breaks in service (as defined in paragraph D-12) be used to determine the nonforfeitable amount of the Kentucky participant's employer accounts as of a prior settlement date.

                  D-11. Reinstatement of Forfeitures. If a Kentucky participant whose employment had terminated with the employers and the controlled group members for any reason before the Kentucky participant was entitled to the full balance in his employer accounts is reemployed by an employer or a controlled group member before incurring five consecutive one-year breaks in service (as defined in paragraph D-12), the Kentucky participant may repay to the trustee the total amount distributed to the Kentucky participant from his employer accounts as a result of such earlier termination of employment. Such repayment must be made before the earlier of (i) the fifth anniversary of the Kentucky participant's date of reemployment by an employer or a controlled group member or (ii) the date the Kentucky participant incurs five consecutive one-year breaks in service commencing after the distribution. If a Kentucky participant makes such a repayment to the trustee, the amount of the repayment shall be credited to his employer accounts and the previously forfeited amounts that resulted from his earlier termination of employment (unadjusted for subsequent gains or losses) shall be credited to his employer accounts as of the regular accounting date coincident with or next following the date of repayment. Forfeitures to be credited to Kentucky participants' employer accounts as of an accounting date under this paragraph D-11 shall be drawn first from forfeitures then outstanding and then, if necessary, from special employer contributions made for this purpose.



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                  D-12. One-Year Break in Service. A 'one-year break in service'
         means each 12-month period beginning on the date a Kentucky participant terminates employment with the employers and the controlled group members and each anniversary thereof during which the Kentucky participant does not perform at least one hour of service for an employer or a controlled group member. For the purpose of determining whether or not a one-year break in service occurs, if a Kentucky participant commences a maternity or paternity absence (as defined below) and the Kentucky participant terminates employment with the employers and the controlled group members during such absence, the Kentucky participant shall not incur a one-year break in service until the later to occur of the third anniversary of the date such maternity or paternity absence began or the first anniversary of the date the Kentucky participant's termination of employment with the employers and the controlled group members. 'Maternity or paternity' absence means a Kentucky participant's absence from work because of the pregnancy of the Kentucky participant or the birth of a child of the Kentucky participant, the placement of a child with the Kentucky participant in connection with the adoption of such child by the Kentucky participant, or for purposes of caring for the child immediately following such birth or placement. The General Pension Board may require a Kentucky participant to furnish such information as the General Pension Board considers necessary to establish that the Kentucky participant's absence would constitute a maternity or paternity absence as defined above."









        *                           *                           *









         IN WITNESS WHEREOF, the undersigned duly authorized officers of the


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company have caused the foregoing amendment to be executed this 28 day of
December, 1995

                                     NORTHWESTERN STEEL AND WIRE
                                     COMPANY, an Illinois corporation



                                     By  /s/ R.N. Gurnitz
                                         ------------------------------------
                                     Its President
                                         ------------------------------------

ATTEST:

/s/ J.C. Meyer
-------------------------------------
Its  Vice President - Human Resources
    ---------------------------------




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